The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated July 25, 2019

Preliminary Pricing Supplement (To the Prospectus dated March 30, 2018 and the Prospectus Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$[•] Notes due August 28, 2024 Linked to the Performance of the Barclays Trailblazer Sectors 5 Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	August 23, 2019
Issue Date:	August 30, 2019
Final Valuation Date:*	August 23, 2024
Maturity Date:*	August 28, 2024
Reference Asset:	The Barclays Trailblazer Sectors 5 Index (Bloomberg ticker symbol “BXIITBZ5 <Index>”) (the “Index”)
Payment at Maturity:

If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                   If the Final Level is greater than the Initial Level, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

▪                   If the Final Level is less than or equal to the Initial Level, you will receive a payment of $1,000 per $1,000 principal amount Note

Any payment on the Notes is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-2 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Initial Level:	[•], the Index Level on the Initial Valuation Date
Final Level:	The Index Level on the Final Valuation Date
Upside Leverage Factor:	2.50
Index Fee and Costs:

The index includes an index fee of 0.85% per annum. In addition, the Index is an “excess return” index, meaning that it tracks the performance of its components minus a notional borrowing cost (represented by the ICE LIBOR USD 3 Month rate).

The components of the Index must perform sufficiently well to offset the effect of such index fee and such borrowing cost in order for the Index to appreciate in value and, accordingly, for you to earn any positive return on your Notes. See “The Index—Overview” and “Selected Risk Considerations—Risks Relating to the Index—The Deduction of Notional Financing Costs and an Index Fee Will Adversely Affect Index Performance” in this pricing supplement for additional information.

Index Sponsor:

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index. The Index is operated by Barclays Index Administration, an independent index administration function within Barclays Bank PLC (in such capacity, the “Index Sponsor” and as described under “The Index—Overview” in this pricing supplement).

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.40%	99.60%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $940.00 and $970.80 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–3 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of up to 0.40% of the principal amount of the Notes, or up to $4.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. Barclays Capital Inc. will pay from these commissions a structuring fee of up to 0.40% of the principal amount of the Notes, or up to $4.00 per $1,000 principal amount. In no case will the total amount of selling concessions and structuring fees exceed 0.40% of the principal amount of the Notes, or $4.00 per $1,000 principal amount.

In addition, investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level
Index Level:

With respect to the Index on any date, the official closing level of the Index on that date calculated and published by the Index Sponsor and displayed on Bloomberg Professional® service (“Bloomberg”) page “BXIITBZ5 <Index>” or any successor page on Bloomberg or any successor service, as applicable.

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06747NAD6 / US06747NAD66

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees and any structuring fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•                  You understand and accept that you may not earn any positive return on your Notes.

•                  You believe that the investment view implicit in the Index will be successful, you seek an investment that will give you exposure to the Index and you are willing to bear the risks related to such an investment.

•                  You understand and accept that the performance of the Index will be affected by an index fee of 0.85% per annum and by the reduction of a notional financing cost equal to the ICE LIBOR USD 3 Month rate.

•                  You understand and accept that the risks that the Index (a) may not achieve its target level of volatility, (b) may be subject to increased volatility due to the use of leverage and (c) may underperform its underlying portfolio and/or alternative indices that do not include a volatility targeting mechanism.

•                  You understand and accept the risk that the Index may at any time be notionally invested only in a single component or a small number of components.

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•                  You are willing to assume our credit risk for all payments on the Notes.

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income or otherwise provides for a guaranteed positive return.

•                  You do not believe that the investment view implicit in the Index will be successful or you are unwilling or unable to bear the risks associated with an investment that provides exposure to the Index.

•                  You seek exposure to an index or group of assets that does not subtract an index fee or any notional financing costs.

•                  You seek exposure to an index or portfolio that may not be concentrated in a small number of assets.

•                  You do not understand and/or are unwilling or unable to accept the risks associated with the volatility targeting mechanism of the Index, including the risk that the Index may not achieve its target volatility and the risk that the Index may underperform an investment in its portfolio that is not subject to a volatility targeting mechanism.

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes.

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

Market Disruption Events

If the Calculation Agent determines that, on the Final Valuation Date, a Market Disruption Event occurs or is continuing with respect to the Index, the Final Valuation Date will be postponed to the immediately succeeding Index Business Day on which no Market Disruption Event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five scheduled Index Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to the Index on such fifth day, the Calculation Agent will determine the Index Level for such fifth day in good faith and in a commercially reasonable manner.

If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

With respect to the Notes, a “Market Disruption Event,” means:

▪                  the occurrence of an Index Market Disruption Event (as defined below under “Description of the Index”); or

▪                  the failure of the Index Sponsor to calculate and publish the official Index Level on an Index Business Day in each case as determined by the Calculation Agent in its sole discretion.

Discontinuation of the Index; Alteration of Methodology or Calculation of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishers a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Level on the Final Valuation Date, or any other relevant date on which the Index Level is to be determined, will be determined by reference to the level of such Successor Index at the time of daily final publication, or close of trading on the relevant exchange or market for such Successor Index, as applicable, on such date. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes under the Notes.

If an Index Cancellation occurs on or prior to the Final Valuation Date or any other relevant date on which the Index Level is to be determined and is continuing on any such date, then the Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such Index Cancellation.

An “Index Cancellation” will occur if (a) the Index Sponsor discontinues publication of the Index Level on or prior to the Final Valuation Date (or any other relevant date on which the Index Level is to be determined) and such discontinuation is continuing on the Final Valuation Date (or other relevant date) and the Calculation Agent determines that no Successor Index is available at such time or (b) the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, such Final Valuation Date or other relevant date.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified such that the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make those calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level for the Index or Successor Index comparable to the Index or Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the payment at maturity or any other payment to be made on the Notes with reference to the Index (or Successor Index), as adjusted.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪                 Hypothetical Initial Level: 100.0000*

*            The hypothetical Initial Level of 100.0000 has been chosen for illustrative purposes only and does not represent a likely Initial Level. The actual Initial Level will be equal to the Index Level on the Initial Valuation Date.

For information regarding recent historical and hypothetical historical levels of the Index, please see “The Index—Historical and Hypothetical Historical Performance of the Index” in this pricing supplement.

Final Level	Index Return	Payment at Maturity**	Total Return on Notes
150.0000	50.00%	$2,250.00	125.00%
140.0000	40.00%	$2,000.00	100.00%
130.0000	30.00%	$1,750.00	75.00%
120.0000	20.00%	$1,500.00	50.00%
110.0000	10.00%	$1,250.00	25.00%
105.0000	5.00%	$1,125.00	12.50%
100.0000	0.00%	$1,000.00	0.00%
90.0000	-10.00%	$1,000.00	0.00%
80.0000	-20.00%	$1,000.00	0.00%
70.0000	-30.00%	$1,000.00	0.00%
60.0000	-40.00%	$1,000.00	0.00%
50.0000	-50.00%	$1,000.00	0.00%
40.0000	-60.00%	$1,000.00	0.00%
30.0000	-70.00%	$1,000.00	0.00%
20.0000	-80.00%	$1,000.00	0.00%
10.0000	-90.00%	$1,000.00	0.00%
0.0000	-100.00%	$1,000.00	0.00%

** per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated:

Example 1: The level of the Index increases from an Initial Level of 100.0000 to a Final Level of 110.0000.

Because the Final Level is greater than the Initial Level, you will receive a payment at maturity of $1,250.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

$1,000 + [$1,000 × 10.00% × 2.50] = $1,250.00

The total return on the investment of the Notes is 25.00%.

Example 2: The level of the Index decreases from an Initial Level of 100.0000 to a Final Level of 80.0000.

Because the Final Level is less than the Initial Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on the investment of the Notes is 0.00%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or its components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

Risks Relating to the Notes Generally

•                  You Will Not Receive any Payments on the Notes Other than the Payment at Maturity—You will not receive any interest or coupon payments on the Notes or any other payments other than the payment at maturity. If the Final Level is less than or equal to the Initial Level, your payment at maturity will be limited to the principal amount of your Notes and you will not earn any positive return. The return at maturity of the principal amount of your Notes plus any amount in excess thereof may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•                  The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level—The Final Level and the Index Return will be based solely on the Index Level on the Final Valuation Date (as compared to the Initial Level). Therefore, if the level of the Index drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the level of the Index at any time prior to such drop.

•                  Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Owning the Notes is Not the Same as Owning the Securities Composing the Index—The return on the Notes may not reflect the return you would realize if you actually owned the Index Components or the assets underlying the Index Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Components or any asset underlying the Index Components would have.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees and any structuring fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Index or its components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Index and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Index, including determining whether a market disruption event has occurred or whether certain adjustments to the Index or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Furthermore, the role played by Barclays Index Administration in its role as Index Sponsor may create the opportunity for additional conflicts of interest. For more information, see “—Risks Relating to the Index Generally—The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Index Level and the Amounts Payable on the Notes and their Market Value and Create Conflicts of Interest” below.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the level of the Index, the Index Components and the assets underlying the Index Components;

o                the volatility of the Index or any of the Index Components;

o                the time to maturity of the Notes;

o                the dividend rate on the Index Components and any equity securities held in the portfolios of such Index Components;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Index Generally

•                  The Index May Not be Successful and May Underperform Alternative Investment Strategies—There can be no assurance that the Index will achieve positive returns. The Index tracks a dynamic notional portfolio selected from a universe of 13 Index Components (as defined under “The Index—Overview” below), while targeting a portfolio volatility equal to the Target Volatility (as defined under “The Index—Overview” below) of 5.00%. The Index seeks to track a portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described under “The Index—Overview” below, without the portfolio exceeding the Target Volatility of 5.00%.

It is possible that the Index Components selected at any time for inclusion in the Index will decrease and cause the Index Level (as defined under “The Index—Overview” below) to fall, or to increase at a lesser rate, than if different Index Components had been chosen for inclusion in the Index. There can be no assurance that a notional investment in the Index Portfolio will perform better than an alternative investment portfolio selected based on different criteria or using any other methodology. For example, the return on the S&P® 500 Index, an index intended to provide a benchmark for the U.S. equity markets, measured from July 5, 2016 (the live date of the Index) to July 23, 2019 was approximately 43.90%, while the return on the Index was approximately 13.05% when measured between the same two dates.

•                  The Index is Subject to Market Risk—The Index Level will depend, in large part, on the performance of the Index Components included in the portfolio tracked by the Index over the term of your Notes. Even if the Index allocates exposure to the Index Components with the highest returns, the Index Level may decline if there is a general deterioration in financial markets and economic conditions that causes a decline in the value of the Index Components that compose the Index at that time.

•                  Historical Volatility May be a Poor Indicator of Future Index Component Performance—A fundamental assumption of the Index is that the historical volatility of the Index Components, as measured by the Index, may be an accurate predictor of their future performance. Accordingly, the Index seeks to track the portfolio whose Index Components have the highest weighted-average volatility (because volatility is used as a proxy for expected return), without portfolio volatility exceeding the Target Volatility of 5.00%. No assurance can be given that the historical volatility of the Index Components will accurately predict their future performance. If the historical volatility of the Index Components proves not to be an accurate indicator of actual performance, then the Index Portfolio tracked by the Index may not be optimal and may perform poorly.

•                  Historical Volatility May be a Poor Indicator of Future Volatility—The Index seeks to take on a defined and limited degree of expected risk by tracking a portfolio with an expected risk that does not exceed a pre-defined level. The Index measures the expected risk of portfolio based on its historical volatility. However, there can be no assurance that the historical volatility of the portfolio tracked by the Index will be indicative of its future volatility. The volatility of a portfolio may change significantly and sharply as markets change. In addition, other potential measures of volatility, such as implied volatility derived from the prices of listed options on the Index Components, might be more predictive of future volatility than historical volatility. As a result, the measure of expected risk used by the Index may be less accurate than other measures that could have been used.

•                  The Deduction of Notional Financing Costs and an Index Fee Will Adversely Affect Index Performance—While a total return index tracks a notional funded investment in its components, with dividends notionally reinvested, an excess return index tracks a notional investment in its components, with dividends notionally reinvested, made through the use of borrowed funds for which a financing cost is notionally paid. The Notes are linked to an excess return index and not a total return index. In the particular case of the Index, the level of each Index Component is based on a notional investment in that Index Component minus a borrowing cost represented by the ICE LIBOR USD 3 Month rate. Accordingly, each Index Component will underperform the total return performance of the corresponding exchange-traded fund.

The ICE LIBOR USD 3 Month rate reflects the rate at which banks lend U.S. dollars to each other for a term of 3 months in the London interbank market. The ICE LIBOR USD 3 Month rate will be affected by many factors, including, among others, the monetary policy of the Federal Reserve. The ICE LIBOR USD 3 Month rate has fluctuated significantly over time. For example, on December 30, 2005, the ICE LIBOR USD 3 Month rate was 4.53625% and on December 30, 2016, the ICE LIBOR USD 3 Month rate was 0.99789%, and on July 23, 2019, the ICE LIBOR USD 3 Month rate was 2.27550%. Any increase in the ICE LIBOR USD 3 Month rate, due to the Federal Reserve raising interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the borrowing cost on the excess return performance of each Index Component (and, therefore, the performance of the Index). You should further note that, on July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, including the ICE LIBOR USD 3 Month rate, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the performance of the Index. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the ICE LIBOR USD 3 Month rate as it relates to level of the Index during the term of the Notes, the value of the Notes in the secondary market (if any) and your return on the Notes.

In addition, the performance of the Index will be reduced by the daily deduction of a fee of 0.85% per annum. As such, the Index performance will trail that of a hypothetical, identically constituted index from which no such cost is deducted.

The deduction of the notional financing cost and the index fee will place a significant drag on the performance of the Index, offsetting any positive total return of the Index Components included in the Index Portfolio, exacerbating any negative total return of the Index Components included in the Index Portfolio and causing the Index Level to decline steadily if the total return of the Index Components included in the Index Portfolio is relatively flat. The Index will not appreciate unless the total return performance of the Index Components included in the Index Portfolio is sufficient to offset the negative effects of the notional financing cost and the index fee, and then only to the extent that the total return performance of the Index Components included in the Index Portfolio is greater than the deducted amounts. As a result of these deductions, the Index Level may decline even if the total return of the Index Components included in the Index Portfolio is positive.

•                  The Index May Not be Fully Invested in the Index Components—If the aggregate weight of the Index Components in the portfolio selected by the Index is not 100.00%, the Index Portfolio will allocate exposure to a cash position that will earn no return. In addition, the Index adjusts its notional exposure to the Index Portfolio as frequently as each Index Business Day in an attempt to maintain a historical volatility for the Index equal to approximately the Target Volatility of 5.00%, subject to a maximum notional exposure to the Index Portfolio of 150.00% and a minimum exposure of 0.00%. If the Index’s notional exposure to the Index Portfolio is less than 100.00%, the difference will be notionally uninvested and will earn no return. As a result, the Index may underperform a similar index that provides 100.00% exposure to the Index Components.

•                  The Index May Not Achieve its Target Volatility of 5.00%—The Index seeks to maintain a target volatility level of 5.00% by employing a volatility targeting mechanism based on the historical volatility of the Index Portfolio to dynamically adjust its exposure to the Index Portfolio at any given time, as described under “The Index—Capped Participation” below. There can, however, be no assurance that historical trends in volatility will continue in the future. Accordingly, there is no assurance that this volatility targeting mechanism will be the most effective way to (i) accurately assess volatility of the market at a given time or (ii) predict patterns of volatility. As a result, the Index may not achieve its Target Volatility of 5.00% at any time, which may adversely impact the Index Level, and, consequently, the market value of your Notes.

•                  The Index May be Subject to Increased Volatility Due to the Use of Leverage—When the volatility of the Index Portfolio is less than the Target Volatility of 5.00%, the Index will employ leverage to increase the exposure of the Index to the Index Portfolio, up to a maximum exposure of 150.00%. When the Index Portfolio is leveraged, any movements in values of the Index Component may result in greater changes in the value of the Index Portfolio than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Index Portfolio. For example, if Capped Participation on any day is 130.00%, a 1.00% decrease in the value of the Index Portfolio on such day would cause the Index to fall by 1.30%, plus an additional reduction to account for the Index Fee.

•                  The Index’s Target Volatility May Reduce the Appreciation Potential of the Index; the Volatility Targeting Mechanism of the Index May Cause the Index to Underperform the Index Portfolio—Under normal circumstances, equity markets exhibit significantly higher volatility than the Target Volatility of 5.00%. Accordingly, the Target Volatility of 5.00% may have the effect of skewing the allocations among the Index Components in the Index Portfolio toward Index Components that provide exposure to fixed-income assets, which typically have lower volatility than Index Components that provide exposure to equities, or to the cash position, which provides no return and therefore has a volatility of 0.00%. These typically lower-volatility Index Components may have lower return potential than the typically higher-volatility Index Components, and any cash position has zero return potential. If the Index has a relatively low allocation to the typically higher-volatility Index Components, it will not fully participate in any appreciation among those Index Components.

Moreover, if the Index has a relatively high allocation to Index Components that provide exposure to fixed-income assets, it will be particularly sensitive to factors that adversely affect the value of fixed-income instruments, such as increases in interest rates or declining perceptions of credit quality. A low Target Volatility does not mean that the Index is less likely to decline than it would be if it had a higher Target Volatility. In fact, a low-volatility portfolio may decline in value even while a high-volatility portfolio appreciates. For example, in an equity bull market that is accompanied by rising interest rates, a portfolio heavily weighted toward Index Components that provide exposure to fixed-income assets might decline in value as a result of the rising interest rates, while a portfolio heavily weighted toward Index Components that provide exposure to equities would appreciate.

The volatility targeting feature of the Index may cause the Index to reduce its exposure to the Index Portfolio in periods of high volatility, even if the Index Portfolio is generally performing positively. The performance of the Index may be negative or less positive than the performance of the Index Portfolio during such periods. Accordingly, the return on the Index may be less, and may be significantly less, than the return on an Index that does not include a “volatility targeting” (sometimes referred to as a “risk control”) feature.

•                  The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Index Level and the Amount Payable on the Notes and their Market Value and Create Conflicts of Interest—The Index Sponsor, an independent index administration function within Barclays Bank PLC, is responsible for the operation of the Index, and the policies of the Index Sponsor concerning the calculation of the Index Level could affect the Index Level and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to scheduled maturity.

The Index Sponsor may modify the methodology for calculating the Index Level. In addition, as described in “The Index—Modifications to the Index” below, the Index Sponsor may make certain changes to the way in which the Index is calculated. For example, the Index Sponsor may discontinue or suspend calculation or publication of the Index upon the occurrence of certain market disruptions or other events, in which case it may become difficult to determine the Index Level and the value of the Notes. In addition, the Index Sponsor may replace an Index Component if that Index Component ceases to exist or changes in a way that makes the calculation of the Index impossible or infeasible. The replacement Index Component may perform significantly worse than the replaced Index Component. Any such changes could adversely affect the value of the Notes. The circumstances in which the Index Sponsor might make any such a determination are described more fully under “The Index—Modifications to the Index.”

The role played by the Index Sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index—Modifications to the Index” below, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•                  At any Time, the Index May not be Invested in Most or All Index Components, Resulting in a Concentrated Investment That May Not Perform As Well Over Time as an Investment in a More Diversified Portfolio—Diversification is generally considered to reduce the amount of risk associated with generating returns. There can be no assurance, however, that the Index will be invested in most or all of the Index Components or that the Index will be sufficiently diversified at any time to reduce or minimize such risks to any extent. In particular, at any time, the Index may be notionally invested in a single Index Component or in a small number of Index Components, and that may produce lower returns than would an investment in a more diversified portfolio of assets.

•                  The Values of the Index Components that Comprise the Index May Offset Each Other—Price movements between the Index Components may not correlate with each other. At a time when the value of certain Index Components increases, the value of the other Index Components may not increase as much or may decline. Therefore, in calculating the Index Level, increases in the value of one of the Index Components included in the portfolio tracked by the Index may be moderated, or more than offset, by lesser increases or decreases in the value of the other Index Components included in the portfolio tracked by the Index. In addition, high correlation during periods of negative returns among Index Components could have an adverse effect on the Index Level.

•                  The Index Has a Limited Performance History—The Index was launched on July 5, 2016, and the Index Sponsor has published limited information about how the Index might have performed had it been calculated in the past. Because the Index is new and limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance would be helpful in providing more reliable information on which to assess the validity of the methodology that the Index uses as the basis for an investment decision.

•                  The Index Relies on Third-Party Data Sources That May Not be Accurate—The Index relies on data supplied by third parties. This data is used in calculating the Index Level, including to generate the table and graphs set forth under “The Index—Historical and Hypothetical Historical Performance of the Index” below. The data supplied by third parties may not be accurate and could distort the calculation of the Index Level.

•                  The Index Relies on Financial Modelling Techniques That Are Subject to Inherent Limitations—The Index seeks to track a portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described under “The Index—Overview” below, without portfolio volatility exceeding the Target Volatility of 5.00%. The Index Sponsor uses market-standard financial modelling techniques to seek to identify each optimized portfolio. In limited circumstances, the portfolio composition used as the starting point for the model could theoretically cause the model to produce a less optimal portfolio. While the Index Sponsor runs the model using multiple starting points to reduce the likelihood of such an occurrence, this risk cannot be eliminated entirely.

•                  Hypothetical Back-Tested Data Relating to the Index Does Not Represent Actual Historical Data and is Subject to Inherent Limitations—All data relating to the period prior to the launch date of the Index, including the table and graphs set forth under “The Index—Historical and Hypothetical Historical Performance of the Index” below, is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. The information is based on a hypothetical estimate by the Index Sponsor using available historical data as to how the Index may have performed in the pre-launch date period. In addition, for periods prior to the Index Component Base Date (as defined under “The Index—Index Components” below) of an Index Component, the hypothetical historical information was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that Index Component.

Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “The Index—Historical and Hypothetical Historical Performance of the Index.” In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested data should not be taken as an indication of future performance.

•                  Hypothetical or Hypothetical Historical Levels of the Index Should Not be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical or hypothetical historical levels of the Index. Past fluctuations and trends in the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

•                  The Index is Not Actively Managed—The Index operates by pre-determined rules, as described under “The Index” below. There will be no active management of the Index to enhance returns or limit losses. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, economic, financial or other factors than the non-actively managed Index, which may adversely affect the Index Level and the value of the Notes.

•                  The Index is Comprised of Notional Assets and Liabilities—The exposure to the Index Components that comprise the Index at any given time are purely notional and will exist solely in the records maintained by or on behalf of the Index Sponsor. There is no actual portfolio of assets to which any person or entity is entitled or in which any person or entity has any ownership interest. Consequently, no person or entity will have any claim against any of the Index Components that comprise the Index at any time.

Risks Relating to the Index Components

•                  Certain Features of the Index Components Will Impact the Value of the Notes—Each Index Component is an exchange-traded fund. Accordingly, the performance of the Index is subject to risks associated with investments in exchange-traded funds. Each Index Component will not fully replicate the performance of its Underlying Index (as defined below), and each Index Component may hold securities not included in its Underlying Index. The value of each Index Component is subject to:

o                Management risk. This is the risk that the investment strategy for each Index Component, the implementation of which is subject to a number of constraints, may not produce the intended results. However, each Index Component is not actively managed and does not generally take defensive positions in declining markets.

o                Derivatives risk. Each Index Component may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Index Component’s losses, and, as a consequence, the losses on your Notes, may be greater than if each Index Component invested only in conventional securities.

o                Transaction costs and fees. Unlike its Underlying Index, each Index Component will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, each Index Component may diverge significantly from the performance of its Underlying Index due to differences in trading hours between each Index Component and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by each Index Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of each Index Component and the liquidity of each Index Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Index Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Index Component. As a result, under these circumstances, the market value of each Index Component may vary substantially from the net asset value per share of such Index Component. Because the Notes are linked to the performance of each Index Component and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to such Underlying Index.

•                  Adjustments to each Index Component or its Underlying Index Could Adversely Affect the Value of the Notes—The investment adviser to each Index Component seeks investment results that correspond generally to the price and yield performance, before fees and expenses, to its respective Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the component securities held by each Index Component. Any of these actions could adversely affect the value of the Index and, consequently, the value of the Notes.

In addition, the publisher of each Underlying Index is responsible for calculating and maintaining such Underlying Index. Each Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing that Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends that could change the value of that Underlying Index. Each Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of any Index Component, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Index Component, or if the Calculation Agent determines that no successor fund is available, to accelerate the Maturity Date of the Notes. Any of these actions could adversely affect the value of Index and, consequently, the value of the Notes.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of an Underlying Index discontinues or suspends calculation of that Underlying Index or the Index Components are liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

•                  The Select Sector Funds Involve Sector Concentration Risk—Each Index Component in the equity sectors asset class (other than the iShares® U.S. Real Estate ETF) is a Select Sector SPDR® Fund (each, a “Select Sector Fund” and collectively, the “Select Sector Funds”). The Select Sector Indices upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500® Index.

The investment objective of each Select Sector Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries, as represented by a specified Select Sector Index. Accordingly, the performance of each Select Sector Fund will not benefit from the diversification that could result if such funds held securities issued by companies that operate in multiple sectors.

The performance of companies that operate in any particular sector is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events and supply and demand for the products and services offered by such company. Any adverse development in the relevant sector tracked by any Select Sector Fund may have a material adverse effect on the securities held in the portfolio of such Select Sector Fund and, as a result, may have a material adverse effect on the price of such Select Sector Fund, the Index Level and the value of your Notes.

•                  Risks Associated with the Real Estate Industry Will Affect the Value of the iShares® U.S. Real Estate ETF—The iShares® U.S. Real Estate ETF invests in companies that invest in real estate, such as real estate investment trusts (or “REITs”) or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the iShares® U.S. Real Estate ETF, the Index Level and the value of your Notes.

•                  The Index Components Included in the Fixed-Income Asset Class are Subject to Interest Rate-Related Risks—All of the Index Components included in the fixed-income asset class (which we collectively refer to as the “Fixed-Income ETFs”) are exchange-traded funds that attempt to track the performance of indices composed of fixed-income securities. Investing in the Notes linked to the performance of the Index (and, accordingly indirectly to the Fixed-Income ETFs) differs significantly from investing directly in bonds to be held to maturity because the values of the Fixed-Income ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Fixed-Income ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the Fixed-Income ETFs, each of which mandate that each security must have a minimum term remaining to maturity (ranging from one year to 20 years) for continued eligibility, means that, at any time, only longer-term securities underlie the Fixed-Income ETFs, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the Index Level. As a result, rising interest rates may cause the value of the bonds underlying the Fixed-Income ETFs, the Fixed-Income ETFs and the Index to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors that interrelate in complex and unpredictable ways, including, among others:

o                sentiment regarding underlying strength in the U.S. economy and global economies;

o                expectations regarding the level of price inflation;

o                sentiment regarding credit quality in the U.S. and global credit markets;

o                central bank policies regarding interest rates; and

o                the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have traded near their historic high trading prices for an extended period of time. If the price of U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or actions, or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares 20+ Year Treasury Bond ETF will decline, which could have a negative impact on the performance of the Index and the return on your Notes.

•                  The Index Components Included in the Fixed-Income Asset Class are Subject to Credit Risk—The prices of the bonds underlying the Fixed-Income ETFs are significantly influenced by the creditworthiness of the issuers of the bonds. The issuers of the bonds underlying the Fixed-Income ETFs may have their credit ratings downgraded, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. Such events may have material adverse effects on the value of the Fixed-Income ETFs, the Index and the Notes.

Further, the iShares® iBoxx $ High Yield Corporate Bond ETF is designed to provide a representation of the U.S. dollar high-yield corporate market and is therefore subject to high-yield securities risk. Securities that are rated below investment grade (commonly known as “junk bonds”) may be more volatile than higher-rated securities of similar maturity. High-yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high-yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high-yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high-yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•                  The iShares® iBoxx $ High Yield Corporate Bond ETF is Subject to Risks Associated with Non-U.S. Securities Markets—The iShares® iBoxx $ High Yield Corporate Bond ETF may include U.S. dollar-denominated bonds issued by non-U.S. companies. As such, the iShares® iBoxx $ High Yield Corporate Bond ETF is subject to risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Some or all of these factors may adversely affect the value of the iShares® iBoxx $ High Yield Corporate Bond ETF, which may adversely affect the Index Level.

•                  The iShares® MBS ETF is Subject to Risks Associated with Mortgage-Backed Securities—The iShares® MBS ETF invests in mortgage-backed securities. Mortgage-backed securities are subject to prepayment risk, which is the risk that during periods of falling interest rates, an issuer of mortgages and other securities may be able to repay principal prior to the security’s maturity causing the iShares® MBS ETF to have to reinvest in securities with a lower yield. Mortgage-backed securities are also subject to extension risk, which is the risk that when interest rates rise, certain mortgage-backed securities will be paid off substantially more slowly than originally anticipated and the value of those securities may fall sharply. Because of prepayment and extension risk, mortgage-backed securities react differently to changes in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities. In recent years, the market for mortgage-backed securities experienced substantially lower valuations and reduced liquidity. Ongoing economic and market uncertainty suggests that mortgage-backed securities may continue to be difficult to value and sell. Some or all of these factors may adversely affect the value of the iShares® MBS ETF, which may adversely affect the Index Level and, consequently, the value of the Notes.

THE INDEX

Overview

The Barclays Trailblazer Sectors 5 Index (the “Index”) is a rules-based proprietary index created and owned by Barclays Bank PLC. The Index is operated by Barclays Index Administration, an independent index administration function within Barclays Bank PLC (in such capacity, the “Index Sponsor”).

The Index tracks a dynamic notional portfolio selected from a universe of 13 exchange-traded funds that provide exposure to U.S. equity sectors or fixed-income assets (each, an “Index Component” and collectively, the “Index Components”), while targeting a portfolio volatility of 5.00% (the “Target Volatility”). On a daily basis, the notional financing cost described below is deducted from each Index Component and an index fee of 0.85% per annum is deducted from the Index.

The portfolio tracked by the Index is determined by in part drawing upon certain concepts from the “modern portfolio theory” approach to asset allocation. Generally, modern portfolio theory holds that an optimal investment portfolio is one that maximizes expected return for any given level of risk, where “risk” is measured by the expected volatility of the portfolio. The Index draws upon these ideas, in some cases with modifications, by seeking to track a portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described below, without the portfolio volatility exceeding the Target Volatility of 5.00%.

The “Index Portfolio” on any Index Business Day (as defined below) is the hypothetical investment portfolio of Index Components and cash used to calculate the return of the Index on that Index Business Day. The Index Portfolio on each Index Business Day will be the Index Portfolio from the immediately preceding Index Business Day, except on an Index Business Day on which the Index is rebalanced. On an Index Business Day on which the Index is rebalanced, the Index Portfolio will consist of the Rebalance Portfolio (as defined below) as of the immediately preceding Index Business Day and, if the aggregate weight of the Rebalance Portfolio does not equal 100.00%, a cash position that will earn no return.

The Index is not rebalanced according to a predetermined schedule. Instead, the Index is monitored daily and rebalanced only when a rebalancing has been triggered. As described in more detail under “Index Portfolio Rebalancing” below, the Index will be rebalanced on any Index Business Day if the composition of the Index Portfolio on the immediately preceding Index Business Day is not within specified tolerances of the composition of the Optimized Portfolio (as defined below) on the immediately preceding Index Business Day or if the volatility of the Index Portfolio or any Index Component as of the immediately preceding Index Business Day falls outside specified parameters.

The Optimized Portfolio and the Rebalance Portfolio are determined on the same basis, except that the Rebalance Portfolio includes an additional constraint to prevent an increase or decrease of more than 25 percentage points in the weight of any Index Component in connection with a rebalancing.

•                  The Optimized Portfolio on any Index Business Day is the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility (as defined under “Portfolio Volatility” below) of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100%. The Optimized Portfolio is never used to calculate the level of the Index but instead is used to determine whether a rebalancing of the Index has been triggered.

•                  The Rebalance Portfolio on any Index Business Day is, like the Optimized Portfolio, the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100.00%, but with the further constraint that the weight of each Index Component in the Rebalance Portfolio must be within 25 percentage points of the weight of that Index Component in the existing Index Portfolio on that Index Business Day. The Rebalance Portfolio reflects the portfolio of Index Components that will be included in the Index Portfolio upon a rebalancing.

To determine the compositions of the Optimized Portfolio and the Rebalance Portfolio, the Index must determine which hypothetical investment portfolio constructed from the Index Components with an expected risk represented by the Target Volatility of 5.00% has the highest expected return on the relevant Index Business Day, subject to the relevant constraints set forth above. Modern portfolio theory prescribes a method for constructing an optimal investment portfolio assuming that the expected returns and risk of the available assets, and the expected degree of correlation among their returns, are known, but modern portfolio theory does not prescribe how to determine expected returns, risk or correlation. Therefore, any investment methodology that seeks to implement concepts drawn from modern portfolio theory must employ its own method of determining expected returns, risk and correlation.

The expected risk (i.e., volatility) of a portfolio depends on the expected volatility of each of the assets included in that portfolio and on the expected degree of correlation among the returns of those assets. Therefore, to determine the expected volatility of any portfolio, the Index requires measures of both the expected volatility of each Index Component and the expected degrees of correlation among their returns. The Index approximates the expected volatility of the Index Components, and the expected degree of correlation among their returns, by referencing historical volatility and correlation. These historical measures are based on the daily returns of the Index Components and are determined using calculations that give greater weight to more recent returns, as described under “Index Component Volatility and Correlation” below.

The expected return of any portfolio reflects the expected returns of the assets that make up that portfolio and can be calculated as the weighted average of the expected returns of those assets. Therefore, the Index also requires a measurement of the expected returns of the Index Components in order to determine the expected return of any portfolio constructed from the Index Components.

For this purpose, the Index operates under the assumption that taking on greater risk (i.e., volatility) provides for potentially greater returns than taking on less risk. Specifically, the Index assumes that there is a relationship between expected volatility and expected returns and that this relationship is the same for each of the Index Components. In other words, the Index assumes that the risk-adjusted returns of the Index Components are the same. By assuming a direct relationship between expected volatility and expected return, the Index is able to use expected volatility as a proxy for expected return. For this purpose, the Index approximates the expected volatility of the Index Components by referencing historical volatility.

Accordingly, for purposes of the Index, and given the assumptions described above, the portfolio with the highest expected return that satisfies the relevant constraints will be the portfolio with the highest weighted-average Index Component volatility (because volatility is used as a proxy for expected return), without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%.

The Index is an excess return index. Accordingly, each Index Component is calculated on an excess-return basis, which means that the value of each Index Component for purposes of the Index reflects the reinvestment of distributions and the deduction of a notional financing cost equal to the Cash Rate. The “Cash Rate” accrues at the rate equal to the ICE LIBOR USD 3 Month rate (Bloomberg Code: US0003M Index). LIBOR (the London Interbank Offered Rate) reflects the rate at which banks lend the specified currency to each other for the relevant period in the London interbank market.

The Index is calculated based on the value of the Index Components and cash included in the Index Portfolio, after taking into account the notional exposure of the Index to the Index Portfolio, as described below, minus the index fee of 0.85% per annum. The amount deducted as a result of the index fee is not affected by the composition of the Index Portfolio or the notional exposure of the Index to the Index Portfolio. Accordingly, the Index Fee is not reduced when a portion of the Index Portfolio is allocated to the cash position or when the Index is partially uninvested.

In addition to targeting the Target Volatility in the rebalancing process described above, the Index also adjusts its notional exposure to the Index Portfolio in an attempt to maintain a volatility for the Index approximately equal to the Target Volatility of 5.00%, subject to a maximum exposure of 150.00% and a minimum exposure of 0.00%. We refer to the notional exposure that the Index has to the performance of the Index Portfolio on any Index Business Day as the “Capped Participation” on that Index Business Day. If the Capped Participation is less than 100.00% on any Index Business Day, the difference will be notionally uninvested and will earn no return. For more details, see “Capped Participation” below.

The Index Sponsor has appointed a third-party Index Calculation Agent (as defined below) to calculate and maintain the Index. While the Index Sponsor is responsible for the operation of the Index, certain aspects have thus been outsourced to the Index Calculation Agent.

“Index Calculation Agent” means Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), or any successor thereto.

The Index Sponsor publishes the level of the Index (the “Index Level”) on each Index Business Day as soon as reasonably practical following its calculation, subject to Index Market Disruption Events and Index Adjustment Events, both as described below. The Index is also reported by Bloomberg under the ticker symbol “BXIITBZ5 <Index>.”

An “Index Business Day” is any day on which the New York Stock Exchange is open for trading during its regular trading session, notwithstanding the New York Stock Exchange closing prior to its scheduled weekday closing time.

The Index is a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used in determining the composition of the Index and calculating the Index in accordance with the Index methodology.

Index Components

The table below sets forth the Index Components and, for each Index Component, the asset class, the ticker symbol, the index currently tracked by that Index Component (each, an “Underlying Index” and, collectively, the “Underlying Indices”), the Excess Return Index Component Base Date and the Index Component Base Date. For additional information about each Index Component, see “Background on the Index Components” below.

Asset Class	Index Component	Ticker	Underlying Index	Excess Return Index Component Base Date	Index Component Base Date
Equity Sectors	Materials Select Sector SPDR® Fund	XLB UP	Materials Select Sector Index	12/22/1998	12/22/1998
	Energy Select Sector SPDR® Fund	XLE UP	Energy Select Sector Index	12/22/1998	12/22/1998
	Financial Select Sector SPDR® Fund	XLF UP	Financial Select Sector Index	12/22/1998	12/22/1998
	Industrial Select Sector SPDR® Fund	XLI UP	Industrial Select Sector Index	12/22/1998	12/22/1998
	Technology Select Sector SPDR® Fund	XLK UP	Technology Select Sector Index	12/22/1998	12/22/1998
	Consumer Staples Select Sector SPDR® Fund	XLP UP	Consumer Staples Select Sector Index	12/22/1998	12/22/1998
	Utilities Select Sector SPDR® Fund	XLU UP	Utilities Select Sector Index	12/22/1998	12/22/1998
	Health Care Select Sector SPDR® Fund	XLV UP	Health Care Select Sector Index	12/22/1998	12/22/1998
	Consumer Discretionary Select Sector SPDR® Fund	XLY UP	Consumer Discretionary Select Sector Index	12/22/1998	12/22/1998
	iShares® U.S. Real Estate ETF	IYR UP	Dow Jones U.S. Real Estate Index	6/19/2000	6/19/2000
Fixed Income	iShares® 20+ Year Treasury Bond ETF	TLT UQ	ICE U.S. Treasury 20+ Year Bond Index	2/28/1994	7/26/2002
	iShares® MBS ETF	MBB UQ	Bloomberg Barclays U.S. MBS Index	12/30/1988	3/16/2007
	iShares® iBoxx $ High Yield Corporate Bond ETF	HYG UP	Markit iBoxx USD Liquid High Yield Index	12/19/2001	4/11/2007

Excess Return Index Component Levels

The Index is an excess return index. Accordingly, the value of each Index Component for purposes of the Index reflects the price of that Index Component, plus the reinvestment of that Index Component’s distributions, minus a notional financing cost equal to the Cash Rate, which is the ICE LIBOR USD 3 Month rate. We refer to this value, with respect to each Index Component, as the “Excess Return Index Component Level” of that Index Component.

The Excess Return Index Component Level of each Index Component was set equal to 100.0000 on the Excess Return Index Component Base Date for that Index Component. In order to calculate the Excess Return Index Component Level on any subsequent Index Business Day, the Index Sponsor must first calculate the Total Return Index Component Level (i.e., the value of the Index Component with distributions reinvested, as defined below) on that Index Business Day. The Index Sponsor then calculates the Excess Return Index Component Level on that Index Business Day by adjusting the Excess Return Index Component Level on the immediately preceding Index Business Day to reflect (a) the return of the Total Return Index Component Level from the immediately preceding Index Business Day to the current Index Business Day and (b) the deduction of the notional financing cost equal to the Cash Rate that has accrued since the immediately preceding Index Business Day, calculated based on the number of calendar days from but excluding the immediately preceding Index Business Day to and including the current Index Business Day divided by 360. If the Cash Rate is not available on any Index Business Day, the latest available Cash Rate will be used.

The “Total Return Index Component Level” of each Index Component was set equal to 100.0000 on the Index Component Base Date for that Index Component. On any subsequent Scheduled Trading Day, the Index Sponsor calculates the Total Return Index Component Level of an Index Component by adjusting the Total Return Index Component Level of that Index Component on the immediately preceding Scheduled Trading Day to reflect the return of the Valuation Price of that Index Component from the immediately preceding Scheduled Trading Day to the current Scheduled Trading Day, where any distribution receivable from that Index Component is hypothetically reinvested in additional units of that Index Component on the Index Business Day immediately preceding the relevant ex-distribution date. If the Valuation Price of an Index Component is not available on any ex-distribution date, the relevant distribution will be hypothetically reinvested on the immediately following Scheduled Trading Day on which the Valuation Price of that Index Component is available. If the Total Return Index Component Level is not available on the immediately preceding Scheduled Trading Day, the most recent available Total Return Index Component Level will be used for purposes of calculating the Total Return Index Component Level. In the event of a share split, the Valuation Price of the relevant Index Component will be adjusted to account for the impact of that share split for purposes of calculating the Total Return Index Component Level.

The “Valuation Price” means, with respect to an Index Component on any Scheduled Trading Day, the official closing price or value of that Index Component on the primary exchange or quotation system on which that Index Component is traded on that Scheduled Trading Day, as determined by the Index Sponsor. If an Index Component does not have an official closing price or value available on the primary exchange or quotation system on any Scheduled Trading Day, the most recent available Valuation Price will be used on that Scheduled Trading Day. If there is a change in the primary exchange or quotation system, the new primary exchange or quotation system will be used from the first Scheduled Trading Day when there is one previous Valuation Price available from that primary exchange or quotation system.

The Valuation Price for each Index Component will be determined by the Index Sponsor by reference to the Data Source. The “Data Source” is Bloomberg, provided that, if the Index Sponsor is not able to find the relevant information from Bloomberg, the Data Source will be FactSet; provided further that, if the Index Sponsor is not able to find the relevant information from FactSet, the Index Sponsor will look for alternative information sources, including company websites, exchange notices or any other alternative generally available information sources, and any such information source will constitute the Data Source for the purposes of the Index.

“Scheduled Trading Day” means, with respect to an Index Component, any day on which the relevant Exchange and, if applicable, each Related Exchange for that Index Component is scheduled to be open for trading for its regular trading sessions.

“Exchange” with respect to an Index Component, the principal exchange on which that Index Component is listed for trading.

“Related Exchange” means, in respect of an Index Component, each exchange or quotation system where trading has a material effect (as determined by the Index Sponsor) on the overall market for futures or options contracts relating to that Index Component or any Underlying Asset of that Index Component.

“Underlying Asset” means, with respect to an Index Component, each share, bond, commodity, futures or options contract or other asset and/or component securities composing that Index Component.

Cash Level

If the Index Portfolio’s exposure to the Index Components is not 100.00%, the Index Portfolio will allocate exposure to a cash position so that the total exposure to the Index Components and the cash position will be 100.00%. The value of the cash position is represented by the “Cash Level,” which is equal to 100.0000 on each Index Business Day. Accordingly, the cash position will earn no return.

Index Component Volatility and Correlation

The historical volatility of an Index Component as of an Index Business Day is calculated based on an exponentially weighted average of the daily returns of the Excess Return Index Component Level of that Index Component over the historical period from the Excess Return Index Component Base Date of that Index Component to the current Index Business Day, which we refer to as the “Look-Back Period.” Similarly, the historical correlation of any two Index Components as of an Index Business Day is calculated based on an exponentially weighted average of the products of the daily returns of the Excess Return Index Component Levels of those Index Components, adjusted for the volatility of each Index Component, over the shorter of the Look-Back Periods for the two Index Components. For this purpose, the historical volatility of each Index Component is a statistical measurement of the degree of variability of the exponentially weighted daily returns of the Excess Return Index Component Level of that Index Component over the Look-Back Period, and the historical correlation among the Index Components is a statistical measurement of the degree to which the exponentially weighted daily returns of the Index Components moved together during the Look-Back Period and whether they moved in the same or opposite direction. Limited by the available price history of each Index Component, the daily return of an Index Component on any day prior to and including the Excess Return Index Component Base Date for such Index Component set forth in the table above is assumed to be zero for purposes of any calculation derived from such daily return.

An exponentially weighted average is a type of weighted average that gives exponentially greater weight to more recent daily returns, as illustrated in the chart below. As a result, more recent daily returns will have a greater effect on the measured historical volatility and correlation than less recent daily returns. The degree to which more recent daily returns have a greater effect than less recent daily returns is dictated by the “half-life” used in the calculation of historical volatility or correlation. For example, if the half-life is 63, in calculating the historical volatility or correlation, the aggregate weight assigned to the most recent 63 daily returns will be 50.00%, and the aggregate weight assigned to all prior daily returns will be 50.00%. In addition, the aggregate weight assigned to each subsequent group of 63 daily returns, including daily returns on days prior to and including the Excess Return Index Component Base Date, will be half of the aggregate weight assigned to the preceding group of 63 daily returns, as illustrated in the chart below.

The chart below illustrates the effect of the exponential weighting described above for a half-life of 63 over the most recent 252 daily returns, which represents the final year of the Look-Back Period. For each daily return shown, the chart indicates the percentage weight that will be given to that daily return in calculating the exponentially weighted average of the relevant Index Component’s daily returns over the Look-Back Period. For example, the most recent daily return has a weight of approximately 1.094% in calculating the exponentially weighted average. The next most recent daily return has a slightly smaller percentage weight than the percentage weight given to the most recent daily return, and each subsequent earlier daily return has a progressively smaller percentage weight. As the chart illustrates, the most recent daily returns have a significantly greater weight than less recent daily returns in determining the exponentially weighted average.

On each Index Business Day, the Index Sponsor calculates the volatility of each Index Component with half-lives of 21 and 63 and the correlation for each pair of Index Components with half-lives of 63, 126 and 252. We refer to the volatility of an Index Component calculated with respect to each half-life as an “Index Component Volatility Measure,” and we refer to the correlation of two Index Components calculated with respect to each half-life as an “Index Component Correlation Measure.”

Portfolio Volatility

The historical volatility of a portfolio on any Index Business Day is determined based on the weight and historical volatility of each of the Index Components that make up that portfolio on that Index Business Day, as well as the degree of historical correlation among those Index Components. A portfolio with a lower degree of correlation among its assets will have a lower volatility than a portfolio with a higher degree of correlation among its assets if the volatilities and weights of the individual assets are the same. This is because the daily returns of assets with a lower degree of correlation will offset each other to a greater extent than the daily returns of assets with a higher degree of correlation, resulting in less variability in portfolio returns for a portfolio composed of assets with a lower degree of correlation and more variability in portfolio returns for a portfolio composed of assets with a higher degree of correlation.

On each Index Business Day, the Index Sponsor calculates the volatility of each relevant portfolio (e.g., the Index Portfolio and the portfolios referenced in determining whether and how the Index will be rebalanced) using each combination of Index Component Volatility Measures and Index Component Correlation Measures, resulting in six different measures of the volatility of that portfolio (each, a “Portfolio Volatility Measure”). For example, the volatility of a portfolio calculated using Index Component Volatility Measures with a half-life of 21 and Index Component Correlation Measures with a half-life of 63 represents one of the six Portfolio Volatility Measures for that portfolio. Referencing the highest of six measures of portfolio volatility allows the Index to better capture any recent increases in the volatility or correlation of the Index Components and lessen the impact of any recent decreases in the volatility or correlation of the Index Components. We refer to the highest of the Portfolio Volatility Measures of a portfolio as the “Portfolio Volatility” of that portfolio.

Valuation and Composition of the Index Portfolio

The value of the Index Portfolio (the “Index Portfolio Level”) reflects the value of the Index Components and cash notionally included in the Index Portfolio on that Index Business Day. The Index Portfolio Level was set equal to 100.0000 on December 20, 2002 (the “Index Portfolio Base Date”). On any subsequent Index Business Day, the Index Portfolio Level is equal to:

•                  the sum of the products, for each Index Component, of the number of units of that Index Component notionally included in the Index Portfolio on that Index Business Day (the “Index Component Units” of that Index Component) and the Excess Return Index Component Level of that Index Component on that Index Business Day; plus

•                  the product of the number of units of cash notionally included in the Index Portfolio on that Index Business Day (the “Cash Units”) and the Cash Level.

The Index Component Units of each Index Component and the Cash Units notionally included in the Index Portfolio on each Index Business Day will be the Index Component Units of that Index Component and the Cash Units, respectively, notionally included in Index Portfolio on the immediately preceding Index Business Day, except on an Index Business Day on which the Index is rebalanced (each, an “Index Rebalancing Date”). On an Index Rebalancing Date, the Index Component Units of each Index Component will be set to reflect the composition of the Rebalance Portfolio on the immediately preceding Index Business Day (the “Index Selection Date”) and, if the aggregate weight of the Rebalance Portfolio does not equal 100.00%, the Index Portfolio will allocate exposure to Cash Units so that the aggregate weight of the Index Components and the cash position will be 100.00%:

•                  the Index Component Units of each Index Component notionally included in the Index Portfolio on an Index Rebalancing Date will be equal to the product of (a) the weight of that Index Component in the Rebalance Portfolio on the corresponding Index Selection Date and (b) the quotient of the Index Portfolio Level on that Index Selection Date divided by the Excess Return Index Component Level of that Index Component on that Index Selection Date; and

•                  the Cash Units notionally included in the Index Portfolio on an Index Rebalancing Date will be equal to (a) the Cash Units on the immediately preceding Index Business Day, plus (b) the number of units of cash corresponding to the value of the units of any Index Component removed from the Index Portfolio on that Index Rebalancing Date, minus (c) the number of units of cash corresponding to the value of the units of any Index Component added to the Index Portfolio on that Index Rebalancing Date.

For this purpose, the number of units of cash corresponding to the value of the units of any Index Component added to or removed from the Index Portfolio will equal, for each such Index Component, the quotient of (a) the product of the number of units of that Index Component being added to or removed from the Index Portfolio and the Excess Return Index Component Level of that Index Component as of that Index Rebalancing Date, divided by (b) the Cash Level that Index Rebalancing Date.

The weight of any Index Component notionally included in the Index Portfolio on any Index Business Day (the “Effective Weight” of that Index Component) is equal to the quotient of (a) the product of the Index Component Units of that Index Component as of that Index Business Day and the Excess Return Index Component Level of that Index Component on that Index Business Day, divided by (b) the Index Portfolio Level on that Index Business Day.

Index Portfolio Rebalancing

The Index is not rebalanced according to a predetermined schedule. Instead, the Index is rebalanced only when a rebalancing has been triggered. A rebalancing will be triggered and the Index will be rebalanced on any Index Business Day if the composition of the Index Portfolio on the immediately preceding Index Business Day is not within specified tolerances of the composition of the Optimized Portfolio on the immediately preceding Index Business Day or if the volatility of the Index Portfolio or any Index Component as of the immediately preceding Index Business Day falls outside specified parameters.

More specifically, the Index will be rebalanced on any Index Business Day if any of the following occurs:

•                  the sum of the Effective Weights of the Index Components representing U.S. equity sectors in the Index Portfolio on the immediately preceding Index Business Day is above or below the sum of the weights of those Index Components in the Optimized Portfolio on the immediately preceding Index Business Day by 10.00% or more;

•                  the sum of the Effective Weights of the Index Components representing fixed-income assets in the Index Portfolio on the immediately preceding Index Business Day is above or below the sum of the weights of those Index Components in the Optimized Portfolio on the immediately preceding Index Business Day by 10.00% or more;

•                  the Portfolio Volatility of the Index Portfolio on the immediately preceding Index Business Day is above the Target Volatility of 5.00% by more than 1.00%; or

•                  either of the Index Component Volatility Measures of any Index Component on the immediately preceding Index Business Day is more than 5.00% above or below the corresponding Index Component Volatility of that Index Component on the Index Business Day immediately preceding the Index Business day on which the Index was last rebalanced.

Optimized Portfolio and Rebalance Portfolio

The Optimized Portfolio and the Rebalance Portfolio are determined on the same basis, except that the Rebalance Portfolio includes an additional constraint to prevent an increase or decrease of more than 25 percentage points in the weight of any Index Component in connection with a rebalancing:

•                  the “Optimized Portfolio” on any Index Business Day is the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100.00%; and

•                  the “Rebalance Portfolio” on any Index Business Day is, like the Optimized Portfolio, the portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%, where the weight of each Index Component and the aggregate weight of that portfolio are each greater than or equal to 0.00% and less than or equal to 100.00%, but with the further constraint that the weight of each Index Component in the Rebalance Portfolio must be within 25 percentage points of the Effective Weight of that Index Component on that Index Business Day.

The expected return of any portfolio reflects the expected returns of the assets that make up that portfolio and can be calculated as the weighted average of the expected returns of those assets. As described above, the Index uses expected volatility as a proxy for expected return, and the Index approximates the expected volatility of the Index Components by referencing historical volatility.

Accordingly, for purposes of the Index, and given the assumptions described above, the portfolio with the highest expected return that satisfies the relevant constraints will be the portfolio with the highest weighted-average Index Component volatility (because volatility is used as a proxy for expected return), without the Portfolio Volatility of that portfolio exceeding the Target Volatility of 5.00%. The Index Sponsor calculates the weighted-average volatility of the Index Components in any given portfolio on any Index Business Day as the sum of the products, for each Index Component, of (a) the weight of that Index Component in that portfolio and (b) the greater of the Index Component Volatility Measures of that Index Component on that Index Business Day.

Capped Participation

The Index adjusts its notional exposure to the Index Portfolio (also referred to as the Capped Participation of the Index to the Index Portfolio) in an attempt to maintain a volatility for the Index approximately equal to the Target Volatility of 5.00%, subject to a maximum exposure of 150.00% and a minimum exposure of 0.00%. If the Capped Participation is less than 100.00% on any Index Business Day, the difference will be notionally uninvested and will earn no return. For this purpose, the volatility of the Index Portfolio is calculated based on an exponentially weighted average of the daily returns of the Index Portfolio over the historical period from the Index Portfolio Base Date to the current Index Business Day, calculated with a half-life of 21 (the “Index Portfolio Volatility”).

The Index will adjust its Capped Participation on any given Index Business Day only if the change in the exposure from the immediately preceding Index Business Day would exceed a “volatility buffer” of 10.00%. Accordingly, the Index Sponsor calculates the Indicated Participation on each Index Business Day and compares it to the Capped Participation on the immediately preceding Index Business Day. If the Indicated Participation on the current Index Business Day is more than 10% above or below the Capped Participation on the immediately preceding Index Business Day, the Capped Participation on the current Index Business Day will equal that Indicated Participation (subject to a maximum of 150.00% and a minimum of 0.00%, as described in the previous paragraph); otherwise, the Capped Participation on the current Index Business Day will equal the Capped Participation on the immediately preceding Index Business Day. For example, if the Capped Participation is 50.00% on any given Index Business Day, the Index will not adjust the Capped Participation on any subsequent Index Business Day until the Indicated Participation is greater than 60.00% or be less than 40.00%.

The “Indicated Participation” on each Index Business Day will equal the Target Volatility of 5.00% divided by the Index Portfolio Volatility measured as of the immediately preceding Index Business Day. The Indicated Participation will be less than 100.00% when the Index Portfolio Volatility on the immediately preceding Index Business Day is greater than 5.00% and greater than 100.00% when Index Portfolio Volatility on the immediately preceding Index Business Day is less than 5.00%.

For example, in respect of any Index Business Day, if the Index Portfolio Volatility determined with respect to the immediately preceding Index Business Day is 10.00%, the Indicated Participation on the current Index Business Day will be 50.00% (5.00% divided by 10.00%). If the Indicated Participation is used as the Capped Participation on the current Index Business Day, this would mean that if the Index Portfolio appreciates by 2.00% on the immediately following Index Business Day, the Index would appreciate only by 1.00%, and if the Index Portfolio depreciates by 2.00% on the immediately following Index Business Day, the Index would depreciate only by 1.00% (in each case, less the index fee). In addition, in respect of any Index Business Day, if the Index Portfolio Volatility determined with respect to the immediately preceding Index Business Day is 3.00%, the Indicated Participation on the current Index Business Day will be 166.70% (5.00% divided by 3.00%). Since any Capped Participation is subject to a maximum of 150.00%, an Indicated Participation of 166.70% will differ from the Capped Participation as of the immediately preceding Index Business day by more than 10.00%. As a result, the Capped Participation on the current Index Business Day will be equal to the Indicated Participation, subject to a maximum of 150.00% and a minimum of 0.00%. Therefore, the Capped Participation will be 150.00%. This would mean that if the Index Portfolio appreciates by 2.00% on the immediately following Index Business Day, the Index would appreciate by 3.00%, and if the Index Portfolio depreciates by 2.00% on the immediately following Index Business Day, the Index would depreciate by 3.00% (in each case, less the index fee).

Calculation of the Index

The Index Level was set equal to 100.0000 on December 31, 2003 (the “Index Base Date”). Subject to Index Market Disruption Events and Index Adjustment Events, on any subsequent Index Business Day, the Index Sponsor calculates the Index Level by adjusting the Index Level on the immediately preceding Index Business Day to reflect (a) the return of the Index Portfolio from the immediately preceding Index Business Day, scaled by the Capped Participation as of the immediately preceding Index Business Day and (b) the deduction of the index fee that has accrued since the immediately preceding Index Business Day, as set forth in the following formula:

where:

•                  Indext is the Index Level on the current Index Business Day;

•                  Indext–1 is the Index Level on the immediately preceding Index Business Day;

•                  Index Portfoliot is the Index Portfolio Level on the current Index Business Day;

•                  Index Portfoliot–1 is the Index Portfolio Level on the immediately preceding Index Business Day;

•                  CPt–1 is the Capped Participation as of the immediately preceding Index Business Day;

•                  Index Fee is 0.85%; and

•                  Dt – Dt–1 is the number of calendar days from but excluding the immediately preceding Index Business Day to and including the current Index Business Day.

Background on the Index Components

Included below is a brief description of each of the Index Components. This information has been obtained from publicly available sources, without independent verification. The sponsor of each Index Component is required to file information specified by the SEC periodically. Information with respect to each Index Component provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers set forth below with respect to that Index Component through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of such information.

•                  The Materials Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the materials sector, as represented by the S&P 500® Materials Select Sector Index. The S&P 500® Materials Select Sector Index includes companies from the following industries: chemicals; metals and mining; paper and forest products; containers and packaging; and construction materials. The SEC file numbers with respect to the Materials Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Energy Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the energy sector, as represented by the S&P 500® Energy Select Sector Index. The S&P 500® Energy Select Sector Index includes companies from the following industries: oil, gas and consumable fuels; and energy equipment and services. The SEC file numbers with respect to the Energy Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the S&P 500® Financial Select Sector Index. The S&P 500® Financial Select Sector Index includes companies from the following industries: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts; consumer finance; thrifts and mortgage finance; and real estate management and development. The SEC file numbers with respect to the Financial Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Industrial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the industrial sector, as represented by the S&P 500® Industrial Select Sector Index. The S&P 500® Industrial Select Sector Index includes companies from the following industries: aerospace and defense; industrial conglomerates; machinery; road and rail; air freight and logistics; commercial services and supplies; professional services; electrical equipment; construction and engineering; trading companies and distributors; airlines and building products. The SEC file numbers with respect to the Industrial Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Technology Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the technology sector, as represented by the S&P 500® Technology Select Sector Index. The S&P 500® Technology Select Sector Index includes companies from the following industries: computers and peripherals; software; diversified telecommunication services; communications equipment; semiconductors and semiconductor equipment; internet software and services;

information technology services; electronic equipment, instruments and components; wireless telecommunication services and office electronics. The SEC file numbers with respect to the Technology Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Consumer Staples Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the consumer staples sector, as represented by the S&P 500® Consumer Staples Select Sector Index. The S&P 500® Consumer Staples Select Sector Index includes companies from the following industries: food and staples retailing; household products; food products; beverages; tobacco; and personal products. The SEC file numbers with respect to the Consumer Staples Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Utilities Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the utilities sector, as represented by the S&P 500® Utilities Select Sector Index. The S&P 500® Utilities Select Sector Index includes companies from the following industries: electric utilities; multi-utilities; independent power producers and energy traders; and gas utilities. The SEC file numbers with respect to the Utilities Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Health Care Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the health care sector, as represented by the S&P 500® Health Care Select Sector Index. The S&P 500® Health Care Select Sector Index includes companies from the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The SEC file numbers with respect to the Health Care Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The Consumer Discretionary Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the consumer discretionary sector, as represented by the S&P 500® Consumer Discretionary Select Sector Index. The S&P 500® Consumer Discretionary Select Sector Index includes companies from the following industries: media; retail (specialty, multiline, internet and catalog); hotels, restaurants and leisure; textiles, apparel and luxury goods; household durables; automobiles; auto components; distributors; leisure equipment and products; and diversified consumer services. The SEC file numbers with respect to the Consumer Discretionary Select Sector SPDR® Fund are 333–57791 and 811–08837.

•                  The iShares® U.S. Real Estate ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities in the real estate sector, which is currently the Dow Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate industry of the U.S. equity market, including real estate holding and developing and real estate investment trusts subsectors. The SEC file numbers with respect to the iShares® U.S. Real Estate ETF are 033–97598 and 811–09102.

•                  The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of U.S. treasury bonds with remaining maturities greater than twenty years, which is currently the ICE U.S. Treasury 20+ Year Bond Index. The ICE U.S. Treasury 20+ Year Bond Index measures the performance of public obligations of the U.S. Treasury and includes publicly issued U.S. treasury securities that have a remaining maturity of greater than 20 years, have $300 million or more of outstanding face value (excluding amounts held by the Federal Reserve), are fixed rate and denominated in U.S. dollars. The SEC file numbers with respect to the iShares® 20+ Year Treasury Bond ETF are 333–92935 and 811–09729.

•                  The iShares® MBS ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of investment-grade mortgage-backed pass-through securities issued and/or guaranteed by U.S. government agencies, which is currently the Bloomberg Barclays U.S. MBS Index. The Bloomberg Barclays U.S. MBS Index tracks agency mortgage backed pass-through securities (both fixed-rate and hybrid adjustable-rate mortgage) guaranteed by Ginnie Mae (GNMA), Fannie Mae (FNMA), and Freddie Mac (FHLMC). The SEC file numbers with respect to the iShares® MBS ETF are 333–92935 and 811–09729.

•                  The iShares® iBoxx $ High Yield Corporate Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index consisting of liquid, U.S. dollar-denominated, high yield corporate bonds, which is currently the Markit iBoxx USD Liquid High Yield Index. The Markit iBoxx USD Liquid High Yield Index is designed to reflect the performance of U.S. dollar denominated high yield corporate debt through a broad coverage of the U.S. dollar high yield liquid bond universe. The SEC file numbers with respect to the iShares® iBoxx $ High Yield Corporate Bond ETF are 333–92935 and 811–09729.

Modifications to the Index

Index Market Disruption Events

If an Index Market Disruption Event occurs or is continuing on any Index Business Day and that Index Market Disruption Event materially affects the Index, the Index Sponsor may:

•                  defer or suspend publication of the Index Level and any other information relating to the Index until it determines that no Index Market Disruption Event is continuing;

•                  if that Index Business Day is an Index Selection Date, postpone that Index Selection Date to the next Index Business Day on which it determines that such Index Market Disruption Event is not continuing. As a result, the related Index Rebalancing Date will also be postponed and will occur on the first Index Business Day following the postponed Index Selection Date;

•                  if that Index Business Day is an Index Rebalancing Date, postpone that Index Rebalancing Date to the next Index Business Day on which it determines that such Index Market Disruption Event is not continuing; or

•                  discontinue supporting the Index or terminate the calculation and publication of the Index Level, if the Index Sponsor determines that the measures provided in the three bullets above produce results that are not consistent with the objectives of the Index.

An “Index Market Disruption Event” means the occurrence of one or more of the following events if the Index Sponsor determines that such event is material with respect to any Index Component:

•                  a suspension, absence or limitation of trading in (1) that Index Component in its primary market, as determined by the Index Sponsor, or (2) futures or options contracts relating to that Index Component in the primary market for those contracts, as determined by the Index Sponsor, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in that market or, if the relevant valuation time is not the close of the regular trading session in that market, the relevant valuation time;

•                  any event that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to (1) effect transactions in, or obtain market values for, that Index Component in its primary market, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to that Index Component in the primary market for those contracts, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in that market or, if the relevant valuation time is not the close of the regular trading session in that market, the relevant valuation time;

•                  the closure on any Scheduled Trading Day of the primary market for that Index Component prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless the earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on that primary market on that Scheduled Trading Day and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that Scheduled Trading Day for that primary market;

•                  any Scheduled Trading Day on which (1) the primary market for that Index Component or (2) the exchanges or quotation systems, if any, on which futures or options contracts relating to that Index Component are traded, fail to open for trading during their respective regular trading sessions;

•                  a General Banking Moratorium; or

•                  an event that makes it impossible or not reasonably practicable on any Index Business Day for the Index Sponsor to obtain the price of that Index Component, or any other price, level or rate required for the purposes of calculating the level of the Index in a manner acceptable to the Index Sponsor.

The following events will not be Index Market Disruption Events:

•                  a limitation on the hours or number of days of trading in the relevant market or relevant exchange only if the limitation results from an announced change in the regular business hours of the relevant market or relevant exchange (not on a temporary basis); or

•                  a decision to permanently discontinue trading in futures or options contracts relating to any Index Component.

For this purpose, an absence of trading on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an Index Component in its primary market, or in futures or options contracts relating to an Index Component, if available, in the primary market for those contracts, by reason of any of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to that Index Component or those contracts, as applicable, or

•                  a disparity in bid and ask quotes relating to that Index Component or those contracts, as applicable,

will constitute a suspension or material limitation of trading.

“General Banking Moratorium” means the declaration of a general moratorium in respect of banking activities in London or New York.

Index Adjustment Events

If an Index Adjustment Event occurs on any Index Business Day and that Index Adjustment Event materially affects the Index, the Index Sponsor may, acting in a manner consistent with the objectives of the Index:

•                  make such determinations and/or adjustments as the Index Sponsor considers necessary in order to maintain the objectives of the Index, in relation to (a) the methodology used to calculate the Index or (b) the Index Level;

•                  select a successor Index Component to replace the Index Component affected by the Index Adjustment Event that is substantially similar to the affected Index Component;

•                  defer or suspend publication of the Index Level and any other information relating to the Index until it determines that no Index Adjustment Event is continuing;

•                  if the Index Business Day on which the Index Adjustment Event occurs or is continuing is an Index Selection Date, postpone that Index Selection Date to the next Index Business Day on which it determines that such Index Adjustment Event is not continuing. As a result, the Index Rebalancing Date will also be postponed and will occur on the first Index Business Day following the new Index Selection Date;

•                  if the Index Business Day on which the Index Adjustment Event occurs or is continuing is an Index Rebalancing Date, postpone that Index Rebalancing Date to the next Index Business Day on which it determines that such Index Adjustment Event is not continuing; or

•                  discontinue supporting the Index or terminate the calculation and publication of the Index Level, if the Index Sponsor determines that the measures provided in the five bullets above are not feasible or would produce results that are not consistent with the objectives of the Index.

Any of the following will be an “Index Adjustment Event”:

•                  the Index Sponsor determines, at any time, that an Index Force Majeure Event occurs or is continuing;

•                  the Index Sponsor determines, at any time, that there has been (or there is pending) a change in taxation (a) generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) generally affecting market participants who hold positions in any of the Index Components or Underlying Assets, as the case may be; or

•                  a change (including termination or disappearance of an Index Component) will have been made to any of the Index Components or there will have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices of the Index Components or undermines the objectives of the Index.

An “Index Force Majeure Event” means any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index, any Index Component or, if applicable, any Underlying Asset, the methodology on which the Index is based or the Index Sponsor’s ability to calculate and publish the Index.

Modifications to the Index Methodology or the Index; Termination of the Index

While the Index Sponsor currently employs the methodology described above, no assurance can be given that market, regulatory, juridical, financial, fiscal or other circumstances will not arise that would, in its view, necessitate a modification or change of that methodology (including the information or inputs on which the Index is based) or termination of the Index. Consequently, the Index Sponsor reserves the right to modify or change that methodology, consistent with the objectives of the Index.

The Index Sponsor assumes no obligation to implement any modification or change to the methodology described above as a result of any market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of, or any other events affecting, the Index or any Index Component).

Notwithstanding anything to the contrary under “Index Sponsor” below, the Index Sponsor may, at any time and in its sole discretion, terminate the calculation and/or publication of the Index Level without regard to any other factors.

If the Index is modified, changed or terminated, the Index Sponsor will publish any modifications or changes or an announcement of that termination, as applicable.

Index Sponsor

All determinations, modifications, changes or suspensions made by the Index Sponsor (a) will be made by it acting in its sole discretion, by reference to such factors as the Index Sponsor deems appropriate, and consistent with the objectives of the Index and (b) will be final, conclusive and binding in the absence of manifest error, and no person shall be entitled to make any claim against the Index Sponsor or its affiliates regarding any such determination, modification, change or suspension.

The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, including but not limited to, Index Levels, but is under no obligation to do so.

Barclays Bank PLC may terminate the appointment of, and replace, the Index Sponsor with a successor index sponsor. Following termination of the appointment of the Index Sponsor, Barclays Bank PLC will publish an announcement of that termination and the identity of the successor index sponsor as soon as reasonably practicable.

Disclaimers

Neither Barclays Bank PLC nor the Index Sponsor guarantees the accuracy and/or completeness of the Index, any data included therein, or any data on which it is based, and neither Barclays Bank PLC nor the Index Sponsor will have any liability for any errors, omissions, or interruptions therein.

Neither Barclays Bank PLC nor the Index Sponsor makes any warranty, express or implied, as to the results to be obtained from the use of the Index. Barclays Bank PLC and the Index Sponsor make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event will Barclays Bank PLC or the Index Sponsor have any liability for any lost revenues or profits (whether direct or indirect) or for any special, punitive, indirect or consequential damages, even if notified of the possibility of such damages.

None of Barclays Bank PLC, the Index Sponsor, any of their respective affiliates or subsidiaries and any of the respective directors, officers, employees, representatives, delegates or agents of any of the foregoing entities will have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index (or failure to publish such value) and any use to which any person may put the Index or the levels of the Index. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, the Index Sponsor is under no obligation to do so, and Barclays Bank PLC and the Index Sponsor will have no liability in respect of any errors or omissions.

Bloomberg Index Services Limited is the official index calculation and maintenance agent of the Index, an index owned and administered by Barclays Bank PLC. Bloomberg Index Services Limited does not guarantee the timeliness, accurateness, or completeness of the Index calculations or any data or information relating to the Index. Bloomberg Index Services Limited makes no warranty, express or implied, as to the Index or any data or values relating thereto or results to be obtained therefrom, and expressly disclaims all warranties of merchantability and fitness for a particular purpose with respect thereto. To the maximum extent allowed by law, Bloomberg Index Services Limited, its affiliates, and all of their respective partners, employees, subcontractors, agents, suppliers and vendors (collectively, the “protected parties”) shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of a protected party or otherwise, arising in connection with the calculation of the Index or any data or values included therein or in connection therewith and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.

Nothing in the disclaimers above will exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Historical and Hypothetical Historical Performance of the Index

The Index was launched on July 5, 2016 and the Index Base Date is December 31, 2003. All data relating to the period prior to the launch date of the Index is a hypothetical historical estimate by the Index Sponsor using available data as to how the Index may have performed in the pre-launch date period. Accordingly, the following graph illustrates:

•                  on a hypothetical basis, how the Index would have performed from January 1, 2006 to July 4, 2016 based on the composition and calculation methodology described above; and

•                  on an actual basis, how the Index performed from July 5, 2016 through July 23, 2019.

Except as described below, the hypothetical historical information was determined using the methodology currently used to calculate the Index. For Index Components that launched after the inception of the Index, the hypothetical historical information for periods prior to the Index Component Base Date was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than from performance information for that Index Component, as set forth in the table below.

Index Component	Proxy Components (ticker)	Hypothetical Fee	Index Component Base Date
iShares® 20+ Year Treasury Bond ETF	Bloomberg Barclays U.S. 20+ Year Treasury Bond Index (LT11TRUU)*	0.15%	7/26/2002
iShares® MBS ETF	Bloomberg Barclays U.S. MBS Index (LUMSTRUU)	0.27%	3/16/2007
iShares® iBoxx $ High Yield ETF	Bloomberg Barclays High Yield Very Liquid Index (LHVLTRUU)**	0.50%	4/11/2007

*            The current Underlying Index for the iShares® 20+ Year Treasury Bond ETF is the ICE U.S. Treasury 20+ Year Bond Index. Prior to April 1, 2016, however, the Bloomberg Barclays U.S. 20+ Year Treasury Bond Index was the Underlying Index for the iShares® 20+ Year Treasury Bond ETF.

**     The Underlying Index of the iShares® iBoxx $ High Yield ETF is the Markit iBoxx USD Liquid High Yield Index, not the Bloomberg Barclays High Yield Very Liquid Index.

The hypothetical historical information does not reflect actual performance of the Index and has not been verified by an independent third party. Hypothetical historical information has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight. Alternative selection criteria or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information provided below.

Barclays Trailblazer Sectors 5 Index Historical & Hypothetical Historical Performance

HISTORICAL AND HYPOTHETICAL HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken. In addition, the Agent will pay (and be reimbursed by the Issuer for) additional structuring fees, as described on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Initial Valuation Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.